Exhibit 21
Subsidiaries

Steadfast Apartment REIT III Operating Partnership, L.P.	Delaware
STAR III Bristol Village, LLC	Delaware
STAR III Canyon Resort, LLC	Delaware
STAR III Carriage House, LLC	Delaware
STAR III Sweetwater, LLC	Delaware